Exhibit 10.64

Execution Copy

RETENTION AGREEMENT (this “Agreement”) dated as of October 2, 2009, between PepsiCo, Inc., a North Carolina corporation (the “Company”), and Eric J. Foss (the “Executive”).

WHEREAS, on August 3, 2009, (i) the Company, The Pepsi Bottling Group, Inc., (“PBG”), and Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly-owned subsidiary of the Company (“Metro”) entered into an Agreement and Plan of Merger (the “PBG Merger Agreement”), pursuant to which PBG will be merged with and into Metro with Metro continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “PBG Merger”) and (ii) the Company, PepsiAmericas, Inc. (“PAS”), and Metro entered into an Agreement and Plan of Merger pursuant to which PAS will merge with and into Metro with Metro continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “PAS Merger,” together with the PBG Merger, the “Mergers”); and

WHEREAS the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the dedication of the Executive following the PBG Merger with respect to PepsiCo North American Bottling Operations (as defined below);

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)    “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(b)    “Board” means the Board of the Directors of the Company or any committee thereof.

(c)    “Cause” means the occurrence of any one of the following:

(i)    the Executive’s continued and willful failure, for at least 14 days following written notice from the Company, to perform substantially the Executive’s employment duties, except as a result of incapacity due to physical or mental illness;

(ii)    the Executive’s gross negligence or willful misconduct in the performance of the Executive’s employment duties that results in material harm to the Company;

(iii)    the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony;

(iv)    the Executive’s commission of an act of deceit or fraud in connection with the performance of the Executive’s employment duties intended to result in personal and unauthorized enrichment of the Executive at the Company’s expense; or

(v)    the Executive’s material breach of a material obligation of the Executive to the Company which, if correctable, remains uncorrected for 30 days following written notice of such breach by the Company to the Executive.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(e)    “Disability” means the Executive’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury which is determined to be total and permanent by a physician mutually acceptable to the Company and the Executive or the Executive’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Executive; provided, however, that if an amount payable pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) and payment of such amount is intended to be triggered pursuant to Section 409A(a)(2)(A)(ii) of the Code by the Executive’s disability, such term shall mean that the Executive is considered “disabled” within the meaning of Section 409A of the Code; provided further that Executive shall make himself available for such examination upon the reasonable request of the Company, and the Company shall be responsible for the cost of such examination.

(f)    “Employment Period” means the period of the Executive’s employment hereunder commencing on the Effective Date and, unless earlier terminated in accordance with Section 4, ending on the second anniversary thereof.

(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

(h)    “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

(i)    “Fiscal Year” means a fiscal year of the Company.

(j)    “Payment” means any payment, right, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.

(k)    “PBG Equity Incentive Plans” means any equity-based or equity-related plans, practices, policies or programs of PBG or its Affiliates (not including the Company or any of its Subsidiaries prior to the Effective Date) in effect prior to the Effective Date, including the PBG 2004 Long-Term Incentive Plan, the PBG 2002 Long-Term Incentive Plan, the PBG 2000 Long-Term Incentive Plan, the Pepsi Bottling Group, Inc. 1999 Long-Term Incentive Plan, and the PBG Stock Incentive Plan, or any award agreements thereunder.

(l)    “PepsiCo North American Bottling Operations” or “PNABO” means the unit of the Company comprising the bottling businesses of the Company or any Affiliates in Canada, Mexico and the United States that were conducted by PAS and PBG or any of their Affiliates (not including the Company or any of its Subsidiaries) in Canada, Mexico and the United States immediately prior to the PAS Merger and PBG Merger, respectively.

(m)    “Person” means any individual, corporation, partnership, group, association or other entity.

(n)    “Protection Period” means the period commencing on the Effective Date and ending on the second anniversary thereof.

(o)    “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, for any reason other than death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period or (ii) by the Executive, for any reason, that is effective (or with respect to which the Executive has given written notice) during the Protection Period.

(p)    “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(q)    “Synergy(ies)” means the integration-driven cost savings achieved by PNABO and the Company in the United States and Canada as a result of the Mergers, which savings shall be determined by the Company in good faith and which savings shall exclude the costs incurred by the Company to achieve such savings.

(r)    “Synergy Target (Year 1)” means the amount to be established by the Board and communicated to the Executive that represents the total Synergies target that the Board expects the Executive to achieve for the period from the Effective Date to the first anniversary of the Effective Date.

(s)    “Synergy Target (Years 1 and 2 Combined)” means the amount to be established by the Board and communicated to the Executive that that represents the total Synergies target that the Board expects the Executive to achieve for the period from the Effective Date to the second anniversary of the Effective Date.

(t)    “Termination Date” means the date (if any) on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective.

SECTION 2. Effectiveness and Term. (a) This Agreement shall become effective as of the date on which the Effective Time (as defined in the PBG Merger Agreement) of the PBG Merger occurs (the “Effective Date”). In the event that the Effective Time shall not occur or the Executive ceases for any reason to be employed by PBG through the Effective Date, this Agreement shall be null and void ab initio and of no further force and effect. At the Effective Time, the Retention Agreement by and between PBG and the Executive, dated as of May 18, 2009, as the same may have been amended (the “Prior Retention Agreement”) and any and all liabilities, rights and obligations of all parties thereunder shall automatically terminate in their entirety without the requirement of any action of any party to the Prior Retention Agreement and the Executive’s rights to any payments or benefits thereunder shall automatically be waived and forfeited by the Executive. This Agreement shall remain in effect until the second anniversary of the Effective Date.

SECTION 3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve the Company as the chief executive officer of PNABO, with such duties and responsibilities as are consistent with such position, and shall report directly and exclusively to the Chief Executive Officer of the Company, provided that the Executive shall report to the Board from time to time as the Board may request. The Chief Executive Officer of the Company shall approve all the Executive’s organization design decisions and the appointment of all executives who directly report to the Executive. Any changes to compensation and benefits arrangements covering any employees of PNABO shall be subject to approval by the Board or the appropriate officer of the Company. The Executive’s responsibilities shall include active participation in all senior executive team meetings and functions of the Company, as directed by the Chief Executive Officer of the Company. The Executive shall also serve on a bottling operations advisory board that will be established to guide the integration activities for the PAS and PBG businesses through at least the first anniversary of the Effective Date and that will be headed by the Chief Executive Officer of the Company. This advisory committee will meet at least every eight weeks for at least two hours per meeting.

(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and its affiliated companies and, to the extent necessary to discharge the duties and responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. Notwithstanding the foregoing, Executive may serve on corporate, civic, industry and charitable boards or committees and manage his personal investments and affairs; provided that such activities, either individually or collectively, do not materially interfere with the performance of his duties and responsibilities hereunder; and, provided, further, that the Executive’s service on any corporate, civic, industry or charitable boards or committees other than those on which the Executive currently serves, which are set forth on Exhibit A, shall be subject to the Company’s prior approval pursuant to the policy applicable to senior executives of the Company.

(b)    Compensation. As compensation for the Executive’s services hereunder during the Employment Period, the Executive shall be eligible to receive the compensation set forth in this Section 3(b).

(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $1,000,000 payable in accordance with the Company’s normal payroll policies.

(ii)    Annual Bonus. In the event that the Effective Date occurs prior to the determination of the Executive’s 2009 annual bonus, the 2009 annual bonus will be determined and paid in accordance with the terms of PBG’s annual incentive plan in effect immediately prior to the Effective Date based on the attainment of the pre-existing performance goals as determined in the reasonable, good faith judgment of the Company. With respect to each Fiscal Year that concludes during the Employment Period commencing with the 2010 Fiscal Year, the Executive shall be eligible to earn a target annual bonus equal to 150% of the Executive’s Annual Base Salary (the “Target Annual Bonus”). The actual annual bonus for any Fiscal Year commencing with the 2010 Fiscal Year, which could be higher or lower than the Target Annual Bonus, shall be based on attainment of performance goals established each year by the Company under the annual incentive compensation plan of the Company applicable to senior executives; provided, however, that, in the event that the Effective Date occurs after the Executive’s 2010 annual bonus target and related performance goals have been established by PBG, the Company shall have the discretion to make adjustments to such performance goals or to establish new performance goals for the 2010 annual bonus and the total annual bonus target for 2010 (before and after the Effective Date) shall not exceed the Target Annual Bonus and, provided, further, that the 2010 annual bonus (including with respect to periods during 2010 before and after the Effective Date) shall not exceed 100% of the Target Annual Bonus if the Synergy Target (Year 1) has not been achieved.

(iii)    Annual Equity Awards. For each Fiscal Year during the Employment Period, the Executive shall be eligible for an annual grant of equity compensation awards having a target aggregate value of not less than $2,100,000 (the “Annual Equity Awards”); provided that the Executive is actively employed on the grant date for such annual grant. Half the value of each Annual Equity Award shall be granted in the form of stock options and half the value of each Annual Equity Award shall be granted in the form of performance stock units (the value of each such award to be determined as of the grant date of the award in accordance with the Company’s normal valuation method for equity compensation grants), and each Annual Equity Award shall otherwise be made on terms and conditions no less favorable than those provided to similarly situated executives of the Company. Notwithstanding the foregoing, the Annual Equity Award for the 2010 Fiscal Year (the “Initial Equity Award”) shall vest on the second anniversary of the grant date; the performance stock units subject to the Initial Equity Award shall be settled as soon as practicable thereafter based on and subject to achievement of the performance targets, as determined by the Board; and the stock options subject to the Initial Equity Award shall be exercisable from the second anniversary of the grant date for the remainder of the full ten (10)-year term, subject to the terms of the PepsiCo, Inc. 2007 Long-Term Incentive Plan or any successor plan. In the event that the Executive’s employment is terminated by the Company without Cause prior to the second anniversary of the Effective Date or the Executive voluntarily resigns his employment on or after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, a pro rata portion of the Initial Equity Award will vest in proportion to the Executive’s active service from the Effective Date to the Termination Date over the period from the Effective Date to the second anniversary thereof, and the remaining portion of the Initial Equity Award shall be forfeited; provided, however, the vested performance stock units subject to the Initial Equity Award shall be settled as soon as practicable following the second anniversary of the grant date, net of applicable tax withholding, based on and subject to achievement of the applicable performance targets, as determined by the Board, and the vested stock options subject to the Initial Equity Award shall first be exercisable on the second anniversary of the grant date, in each case, regardless of any such earlier pro rata vesting and shall remain exercisable for the remainder of the full ten (10)-year term, subject to the terms of the PepsiCo, Inc. 2007 Long-Term Incentive Plan or any successor plan. For the avoidance of doubt, if the Executive voluntarily resigns prior to the first anniversary of the Effective Date or the Executive is terminated by the Company as a result of Cause, no pro rata vesting of the Initial Equity Award shall occur and the entire Initial Equity Award shall be forfeited. In the event of termination of employment as a result of death or Disability, the Annual Equity Awards shall vest, be exercisable or forfeited in accordance with the terms and conditions of the agreements evidencing the Awards; provided such treatment shall be no less favorable to the Executive (or his beneficiaries) than the treatment that would apply if the Executive’s employment termination was due to his voluntary resignation instead of death or Disability.

(iv)    Special Integration Equity Award. The Executive shall receive an award of performance stock units having a target aggregate value of $2,500,000 (the “Integration Equity Award”). The grant date for the Integration Equity Award shall be the first business day of the first calendar quarter that begins on or after the Effective Date and the number of performance stock units subject to the Integration Equity Award shall be determined by dividing the target aggregate value of the Integration Equity Award by the average of the high and low sale prices of a share of the Company’s common stock on The New York Stock Exchange on the grant date (rounded up to the nearest quarter). A portion of the Special Integration Award shall vest on the first anniversary of the Effective Date and shall be settled, net of applicable tax withholding, as soon as practicable thereafter based on and subject to the level of achievement of the Synergy Target (Year 1) pursuant to the performance schedule communicated to the Executive by the Company, as determined by the Board, and a portion of the Integration Equity Award shall vest (on a cumulative basis) on the second anniversary of the Effective Date and be settled, net of applicable tax withholding and net of any portion of the Integration Equity Award that has previously been settled, as soon as practicable thereafter based on and subject to the level of achievement of the Synergy Target (Years 1 and 2 Cumulative) pursuant to the performance schedule communicated to the Executive by the Company, as determined by the Board. The actual amount of the Integration Equity Award that vests on the first anniversary of the Effective Date may be higher or lower than 50% of the Integration Equity Award and the amount that vests on the second anniversary of the Effective Date may be lower (on a cumulative basis) than 100% of the Integration Equity Award, based on the level of achievement of the Synergy Target (Year 1) and Synergy Target (Years 1 and 2 Cumulative) as of such dates, respectively, as determined by the Board based on the performance schedule communicated to the Executive by the Company. In the event that either (I) the Executive is terminated by the Company without Cause prior to the second anniversary of the Effective Date or (II) the Executive voluntarily resigns his employment or his employment terminates due to death or Disability on or after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, the portion of the Integration Equity Award that would otherwise vest and be settled in accordance with the foregoing based on the level of achievement of the Synergy Target (Year 1) (if the Terminate Date occurs prior to the first anniversary of the Effective Date by reason of termination by the Company without Cause) or the Synergy Target (Years 1 and 2 combined) (if the Termination Date occurs between the first and second anniversaries of the Effective Date) shall be prorated based on the proportion of the Executive’s active service during the relevant performance year, and the remaining outstanding portion of the Integration Equity Award shall be forfeited. For the avoidance of doubt, if the Executive voluntarily resigns prior to the first anniversary of the Effective Date or the Executive is terminated by the Company as a result of Cause, no pro rata vesting of the Integration Equity Award shall occur and the entire Integration Equity Award shall be forfeited.

(v)    Converted PBG Equity Awards. Upon the Effective Date, all outstanding equity-based, equity-related and other long-term incentive awards (including restricted stock units granted pursuant to the Strategic Leadership Awards (if any)) then held by the Executive that were granted pursuant to the PBG Equity Incentive Plans prior to the Effective Date (the “Converted Equity Awards”) (A) shall be converted into equity-based awards of the Company in accordance with the terms of the PBG Merger Agreement, (B) to the extent subject to performance-based vesting criteria (including restricted stock units granted pursuant to the PBG Strategic Leadership Awards (if any)), shall be deemed to have been earned at the target performance level and (C) to the extent then unexercisable or unvested, shall automatically and immediately become fully vested, exercisable or settled, as applicable; provided that, in the event that any such award constitutes “deferred compensation” (within the meaning of Section 409A) and the exercise, payment or settlement of such award pursuant to this Section 3(b)(v) would result in the imposition of additional taxes or penalties under Section 409A, such award shall automatically and immediately cease to be forfeitable but shall not be exercisable, payable or settleable, as the case may be, until the earliest date on which such award would otherwise be exercisable, payable or settleable in accordance with its terms and without the imposition of such additional taxes or penalties, all as reasonably determined in good faith by the Company. Except as set forth in this Section 3(b)(v), the terms and conditions of the Converted Equity Awards in effect immediately prior to the Effective Time shall remain in full force and effect.

(vi)    Stock Ownership Requirement. During the Employment Period, the Executive shall at all times own a number of shares of the Company’s common stock equal to six (6) times the Annual Base Salary, consistent with the stock ownership level applicable to similarly situated senior executives under the Company’s stock ownership guidelines. The following equity interests shall count towards satisfying the foregoing ownership requirement: (I) shares of the Company’s common stock held directly by the Executive or his immediate family members, (II) shares of the Company’s common stock allocated to the Executive’s account in the 401(k) plan of the Company or its Subsidiaries or (III) share equivalents credited to the Executive’s account under the PBG Executive Income Deferral Program or its successor (the “EID Plan”).

SECTION 4. Termination of Employment. (a) Qualifying Termination. In the event of a Qualifying Termination:

(i)    Severance Pay. The Company shall pay the Executive an amount equal to (I) two (the “Multiple”) times the sum of (A) the Executive’s Annual Base Salary and (B) the Executive’s Target Annual Bonus, in a single lump-sum cash payment payable within ten days after the date the release described in Section 4(a)(viii) becomes effective and irrevocable (the “Release Effective Date”) (or such later date as may be required to comply with the provisions of Section 409A of the Code) plus (II) interest at the Default Rate on the amount determined under (I) for the period beginning on the Effective Date and ending on the date the cash payment pursuant to this Section 4(a)(i) is due; provided, however, that such cash payment is paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of PBG, any Affiliate of PBG, the Company or any Subsidiary or under any agreement between PBG or the Company and the Executive.

(ii)    Prorated Annual Bonus. With respect to the annual bonus for which the Executive was eligible under the Company’s annual incentive plan for the Fiscal Year in which the Termination Date occurs, the Company shall pay to the Executive an amount equal to the product of (A) the Executive’s Target Annual Bonus and (B) a fraction, the numerator of which is the number of days elapsed in the Fiscal Year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365, in a single lump-sum cash payment within ten business days after the Release Effective Date (or such later date as may be required to comply with the provisions of Section 409A of the Code).

(iii)    Continued Welfare Benefits. During the 24-month period following the Termination Date, the Company shall permit the Executive to purchase continued medical, dental and vision coverage for the Executive and the Executive’s eligible spouse and dependents (if any) under the Company’s insurance plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). The Company shall reimburse the Executive for the Executive’s purchase of such continued coverage at the rate of 160% of the Executive’s cost of such continued coverage; provided, however that, in the event that the release described under Section 4(a)(viii) does not become effective prior to the 45th day after the Termination Date, the Company shall cease to have any obligation to provide any such reimbursements; and provided, further, however, that any continued coverage pursuant to this Section 4(a)(iii) shall cease upon the Executive’s becoming eligible for comparable coverage from a subsequent employer. Any period of continued coverage pursuant to this Section 4(a)(iii) shall be recognized for purposes of satisfying the Company’s obligations under COBRA.

(iv)    Outplacement Counseling. During the number of years following the Termination Date equal to 50% of the Multiple, the Executive shall be entitled to reimbursement from the Company, upon the Executive’s presentation to the Company of a written invoice from the applicable vendor requesting payment, for the cost of executive level outplacement services offered by a vendor selected by the Executive; provided that the amount of such reimbursements shall not exceed $50,000 per year.

(v)    Early Retirement Benefits. In the event that, as of the Termination Date, the Executive has not attained an age of at least 55, the Executive shall be eligible to receive the Special Early Retirement Benefits set forth on Exhibit B hereto. In the event that, as of the Termination Date, the Executive has (A) been credited with 10 years of service under the Company’s Salaried Employees Retirement Plan and (B) attained an age of at least 55, the Executive shall be eligible to receive early retirement benefits as provided for under the terms of the Company’s benefit plans.

(vi)    Accrued Rights. The Executive shall be entitled to (A) payments of any unpaid annual base salary or other amount earned or accrued through the Termination Date and for reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) the Executive’s annual bonus (determined in accordance with the applicable Company bonus plan) for the year immediately prior to the year in which the Termination Date occurs in the event that the annual bonus for such prior year has not been paid to the Executive by the Termination Date, (C) any payments or benefits explicitly set forth in any other agreements, benefit plans, practices, policies and programs (including the Company’s vacation policies) in which the Executive participates and (D) any other rights the Executive may have to welfare or fringe benefits (other than severance benefits) under any other agreement or arrangement between the Executive and the Company or any Subsidiary (the rights to such payments, the “Accrued Rights”). For the avoidance of doubt, the Executive shall not be permitted to defer or contribute any amounts under the EID Plan after the Termination Date; provided that the Executive’s account balances under the EID Plan shall be paid to the Executive in accordance with the terms thereunder.

(vii)    Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payments described in Section 4(a)(i) through (v), unless, on or before the 45th day after the Termination Date, the Executive has executed and delivered a Separation Agreement and Release in the form of Exhibit C hereto and such release has become effective and irrevocable in accordance with its terms prior to such 45th day.

(b)    Non-Qualifying Termination. In the event of any termination of the Executive’s employment that is not a Qualifying Termination (a “Non-Qualifying Termination”) and that occurs within the Protection Period, the Executive (and, in the case of the Executive’s death, the Executive’s estate) shall not be entitled to any additional payments or benefits from the Company under Section 4(a), other than the Accrued Rights and the payments and benefits pursuant to Section 4(a)(i), (ii) and (v). For the avoidance of doubt, the Executive shall not be entitled to any payments or benefits pursuant to Section 4(a) in the event of any termination (either a Qualifying Termination or a Non-Qualifying Termination) occurring after the Protection Period.

(c)    Termination Procedures. The following procedures shall be applicable to any termination of the Executive’s employment during the Protection Period:

(i)    Termination for Cause. The Company shall provide prompt written notice to the Executive of the facts that the Company believes in good faith give rise to Cause. The termination of the Executive’s employment for Cause shall not be effective unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct that constitutes Cause and specifying the particulars thereof in detail. Any termination for Cause shall be effective as of the date designated in such Board resolution.

(ii)    Termination by the Company without Cause; Voluntary Termination by the Executive. The Executive’s employment with the Company may be terminated by the Executive voluntarily or by the Company without Cause at any time and for any reason; provided, however, that the Executive shall be required to give the Company at least 30 days’ advance written notice of any such termination by the Executive and the Company shall be required to give to the Executive at least 30 days’ advance written notice of any such termination by the Company.

(iii)    Death; Disability. The Executive’s termination of employment as a result of the Executive’s death shall be effective upon Executive’s death. The Executive’s termination of employment due to Disability shall be effective on the date that a final determination of Disability has been made.

SECTION 5. Parachute Payments. In the event that the aggregate amount of any Payments that could be considered “parachute payments” (as defined in Section 280G of the Code) (such payments, the “Parachute Payments”) exceeds the greatest amount of Parachute

Payments that may be paid, provided or delivered to the Executive without giving rise to any liability for the Excise Tax, then the aggregate amount of Parachute Payments to which the Executive is entitled shall be reduced to an amount equal to the amount which produces the greatest after-tax benefit to the Executive after taking into account any Excise Tax to be payable by the Executive. For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. This Section 5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any Payment. All determinations to be made under this Section 5 shall be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company (other than any such firm that serves as the Company’s auditor or otherwise has a material recurring business relationship with the Company), and written copies thereof shall be promptly delivered to the Executive. For the avoidance of doubt, this Section 5 shall not be applicable to the extent that the Executive is not subject to the Excise Tax by virtue of the Executive’s tax residence.

SECTION 6. Indemnification and Insurance. Commencing upon the Effective Date and for so long thereafter as the Executive could be subject to liability, the Company shall keep in place an officers’ and directors’ liability insurance policy (or policies) providing comprehensive coverage to the Executive for claims relating to the Executive’s service as director, officer or employee of the Company or its Affiliates, at a level that is no less favorable to the Executive (e.g., with respect to scope, amounts and deductibles) than the level in effect with respect to the Executive at the Effective Date or, if more favorable to the Executive, the level provided to then-current directors and officers of the Company and its Affiliates. The Company shall indemnify the Executive to the fullest extent permitted by the Company’s Amended and Restated Articles of Incorporation, any officer indemnification agreement between the Executive and the Company and the general laws of the State of North Carolina and shall provide indemnification expenses in advance to the extent permitted thereby. The indemnification and advance of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, and such rights shall continue in respect of all events occurring while the Executive was a director of or employed by the Company that continue after the Executive has ceased to be a director of or employed by the Company, and shall inure to the benefit of the estate, heirs, executors and administrators of the Executive. The Executive shall also benefit from the director and officer indemnification and insurance coverage specified in Section 7.04 of the PBG Merger Agreement.

SECTION 7. Restrictive Covenants. (a) Acknowledgements. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates. The Executive further acknowledges that the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company and its Affiliates, and has been and shall be provided with the opportunity to develop relationships with customers, prospective customers, consultants, employees, representatives and other agents of the Company and its Affiliates, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company and its Affiliates have invested and shall continue to invest substantial time, effort and expense.

(b)    Non-Competition. The Executive agrees that while employed by the Company and thereafter until a number of years after the Termination Date equal to the Multiple (such period, the “Restriction Period”), the Executive shall not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, stockholder, director, advisor, partner, agent, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a beverage business (including a water business) in the United States, Canada or Mexico that competes with any businesses being conducted or proposed to be conducted by PNABO, including the Coca-Cola Company, Dr Pepper Snapple Group, Inc., Cott Corporation and their respective parents, divisions, subsidiaries, affiliates, bottlers, licensees or franchisees (such a beverage business, a “Competitive Enterprise”). Notwithstanding anything in this Section 7(b), the Executive shall not be considered to be in violation of this Section 7(b) solely by reason of owning, directly or indirectly, any securities of a Competitive Enterprise if (i) the Executive’s interest does not exceed 5% in the aggregate of any class of securities of such Competitive Enterprise and (ii) such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States.

(c)    Non-Solicitation of Employees. During the Restriction Period, the Executive hereby agrees not to, directly or indirectly, solicit or hire, or assist any other person or entity in soliciting or hiring, any employee of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce any such employee to leave the employ of the Company or its Affiliates; provided, however, that the restrictions of this Section 7(c) shall not apply to the placement of general advertisements or the use of general search firm services which are not targeted directly or indirectly towards employees of the Company or its Affiliates; provided further that the Executive shall not be considered to have engaged in any conduct prohibited by this Section 7(c) with respect to an employee so long as the Executive shall not have recommended or otherwise identified such employee as a candidate for employment and shall not have otherwise been actively involved in the solicitation or hiring of such employee.

(d)    Non-Solicitation of Customers. During the Restriction Period, the Executive hereby agrees not to, in any manner, directly or indirectly, (i) solicit a customer or prospective customer of the Company and its Affiliates to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company and its Affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and its Affiliates and a customer or prospective customer of the Company and its Affiliates.

(e)    Confidentiality. During the Executive’s employment with the Company and thereafter, the Executive shall hold in strict confidence any Proprietary or Confidential Information related to the Company and its Affiliates, except that the Executive may disclose such information as required by law, court order, regulation or similar order. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all information relating to the Company or its Affiliates (such as business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the beverage industry, that was learned, discovered, developed, conceived, originated or prepared during the Executive’s employment with the Company and the disclosure of which would be harmful to the business prospects, financial status or reputation of the Company or its Affiliates at the time of any disclosure by the Executive.

(f)    Nondisparagement. During the Executive’s employment with the Company and for a number of years thereafter equal to the Multiple, the Executive shall not make any comments or statements to the press, employees of the Company or its Affiliates, any individual or entity with whom the Company or its Affiliates has a business relationship or any other person, if such comment or statement is disparaging to the Company, any of its Affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

(g)    Return of Property. The Executive agrees that upon the Executive’s termination of employment, the Executive (or, in the event of the Executive’s death, the Executive’s heirs or estate) at the request of the Company and its Affiliates, shall immediately return to the Company and its Affiliates all original books, papers, plans, information, letters and other data, and shall immediately return or destroy all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates, and shall promptly thereafter certify to the Company in writing that such actions have been completed.

(h)    Remedies. The Executive hereby agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by the Executive to perform any of the Executive’s obligations under Section 7(b), (c), (d), (e), (f) or (g). Accordingly, if the Company or any of its Affiliates institutes any action or proceeding to enforce Section 7(b), (c), (d), (e), (f) or (g), to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

SECTION 8. No Mitigation or Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

SECTION 9. Non-Exclusivity of Rights. Except as specifically provided in Section 4(a)(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or an Affiliate for which the Executive may qualify, nor shall anything in this Agreement or the accompanying Separation Agreement and Release limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or an Affiliate. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or an Affiliate shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

SECTION 10. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 11. Assignment. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)    Notwithstanding the foregoing Section 11(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

SECTION 12. Dispute Resolution. (a) Except for any proceeding brought pursuant to Section 7(h), the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, shall be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings shall be located in New York, New York. The arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of New York.

(b)    If the Executive shall prevail with respect to at least one material issue in any arbitration brought by the Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such arbitration and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by the Executive from the earliest date that payment to the Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the Default Rate set forth in Section 13. In no event shall any reimbursement be made to the Executive for such attorneys’ fees and disbursements that are incurred after the tenth anniversary of the date of the Executive’s death.

SECTION 13. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at a rate that is 120% of the applicable Federal long-term rate (pursuant to Code Section 1274(d) or any successor provision) applicable for annual compounding, as published by the U.S. Internal Revenue Service and in effect at the time such payment is due (the “Default Rate”).

SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 15. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

SECTION 16. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 18. Survival. The rights and obligations of the parties arising under the provisions of this Agreement, including Sections 4, 5, 6, 7, 8, 10, 11, 12, 13, 14 and 23, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 19. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Attention: Chief Personnel Officer Fax: 914-253-3008

If to the Executive:	At the address for the Executive most recently on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 20. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 22. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

SECTION 23. Section 409A. (a) It is intended that the provisions of this Agreement comply with Section 409A of the Code, and any and any rules or regulations promulgated thereunder from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A (such taxes and penalties, “Section 409A Taxes”).

(b)    Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.

(c)    If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(d)    If any payment or benefit to be provided under this Agreement is delayed as provided in Section 23(c) (a “Delayed Payment”), then interest at the Default Rate on such Delayed Payment for the period beginning on the date such Delayed Payment would otherwise have been provided in the absence of Section 23(c) and ending on the date of receipt of such Delayed Payment shall also be paid by the Company to the Executive at the time of payment.

(e)    In the event that the Company determines that any provision of this Agreement does not comply with Section 409A and that the Executive may become subject to a Section 409A Tax, the Executive shall cooperate with the Company to execute any amendment to the provisions hereof reasonably necessary to avoid the imposition of such Section 409A Tax, but only to the minimum extent necessary to avoid the application of such Section 409A Tax and only to the extent that the Executive would not, as a result, suffer (i) any reduction in the total present value of the amounts otherwise payable to the Executive, or the benefits otherwise to be provided to the Executive, by the Company or (ii) any material increase in the risk of the Executive not receiving such amounts or benefits.

(f)    Except as specifically permitted by Section 409A, the benefits and reimbursements provided to the Executive under Sections 4(a) and 12(b) and otherwise under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive in any other calendar year, any such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense was incurred and the right to such benefits and reimbursements shall not be liquidated or exchanged for any other benefit.

SECTION 24. Attorney’s Fees. The Executive shall be entitled to reimbursement from the Company, upon the Executive’s presentation to the Company of a written invoice, for the reasonable attorney’s fees and costs that the Executive incurred in negotiating this Agreement; provided that the amount of such reimbursements shall not exceed $25,000.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

PEPSICO, INC.,

By:	/s/ Indra K. Nooyi
Name: Indra K. Nooyi Title: Chairman and Chief Executive Officer

EXECUTIVE,

By:	/s/ Eric J. Foss
Name: Eric J. Foss

EXHIBIT A

CURRENT BOARDS AND COMMITTEES OF EXECUTIVE

1. UDR, Inc. Board of Directors

2. Industry Affairs Council of the Grocery Manufacturers of America

Exhibit A – Page 1

EXHIBIT B

SPECIAL EARLY RETIREMENT BENEFITS

This Exhibit B sets forth the Special Early Retirement Benefits that will be provided to the Executive under the Agreement in the event that the Executive incurs a Qualifying Termination or Non-Qualifying Termination during the Protection Period and, as of the Termination Date, has not yet attained an age of at least 55, as required by Section 4(a)(v) of the Agreement. Such benefits shall consist of a (A) Special Early Retirement Lump Sum Benefit, (B) Special Early Retiree Medical Benefit, (C) Special Early Retiree Life Insurance Benefit and (D) retirement treatment under the terms of long-term incentive awards granted after the Effective Date except for the Initial Equity Award and the Integration Equity Award. Any such benefit shall be provided in accordance with the terms of the applicable Company benefit and compensation plan or arrangement.

Special Early Retirement Lump Sum Benefit

The Executive shall be eligible to receive a special early retirement benefit (“Special Early Retirement Benefit”) based on benefit formulas (without regard to any change thereto after the Effective Date that would result in a material reduction in the Executive’s employee benefits in the aggregate (without regard to annual bonuses) or that would violate the covenant of the Company set forth in Section 7.06(a) of the PBG Merger Agreement) under the Pepsi Bottling Group, Inc. Salaried Employees Retirement Plan or any successor plan (the “Salaried Plan”) and the Pepsi Bottling Group, Inc. Pension Equalization Plan or any successor plan (the “PEP” and, together with the Salaried Plan, the “Plans”). The Special Early Retirement Benefit shall be based on the early retirement benefit formula under each Plan, and shall be calculated using the more favorable early retirement reduction factors and other actuarial factors associated with the early retirement benefit formula (the “Early Retirement Factors”), in each case, without regard to any change thereto after the Effective Date that would result in a material reduction in the Executive’s employee benefits in the aggregate (without regard to annual bonuses) or that would violate the covenant of the Company set forth in Section 7.06(a) of the PBG Merger Agreement.

The Special Early Retirement Benefit shall equal (x) the Executive’s benefit under the Plans as of the Termination Date, determined based on the Early Retirement Factors minus (y) the Executive’s deferred vested benefit under the Plans as of the Termination Date, determined based on the standard benefit formula and standard reduction formula thereunder (in each case, without regard to any change thereto after the Effective Date that would result in a material reduction in the Executive’s employee benefits in the aggregate (without regard to annual bonuses) or that would violate the covenant of the Company set forth in Section 7.06(a) of the PBG Merger Agreement).

The Special Early Retirement Benefit shall be paid in a single cash lump sum, and shall be paid as soon as practicable by the Company, after the Termination Date (or such later date as may be required to comply with the provisions of Section 409A of the Code). The interest rate(s) used for determining such lump sum amount shall not exceed the interest rate(s) that would have been applicable to such determination if made on the Effective Date.

Exhibit B – Page 1

Special Early Retiree Medical Benefit

The Executive shall also be entitled to Special Early Retiree Medical Benefit coverage under the Company’s retiree medical program as in effect from time to time and generally available to the Company’s retirees; provided that the Executive’s medical coverage pursuant to Special Early Retiree Medical Benefit coverage shall commence after termination of the Executive’s medical coverage under Section 4(a)(iii) of the Agreement. The Executive shall be responsible for the retiree’s cost of the Special Early Retiree Medical Benefit coverage, and such costs shall be comparable to the retiree medical costs generally paid by the Company’s retirees.

Special Early Retiree Life Insurance Benefit

The Executive shall also be entitled to Special Early Retiree Life Insurance coverage as in effect from time to time and generally available to the Company’s retirees. Such coverage shall commence as of the Termination Date. Under the Special Early Retiree Life Insurance coverage currently made available by the Company, the Executive shall be eligible to receive life insurance coverage up to the basic life insurance coverage provided under the Company’s Basic Life Insurance Program; provided that such coverage is subject to 10% annual reductions until age 65 (at which point, the Executive shall be provided with coverage equal to $5000). The Executive shall be responsible for the retiree’s cost of the special Early Retiree Life Insurance coverage, if any, and such costs shall be comparable to the retiree life insurance costs generally paid by the Company’s retirees.

Long-Term Incentive Plan

The Executive shall also be treated as having terminated employment as a result of “Retirement” for purposes of the annual long-term incentive awards granted to the Executive by the Company after the Effective Date other than the Initial Equity Award and the Integration Equity Award (the terms of which are set forth in Sections 3(b)(iii) and (iv) of the Agreement) or any other special retention award. As a result of such Retirement treatment, a pro rata portion of each outstanding annual long-term incentive award (other than the Initial Equity Award and the Integration Equity Award (the terms of which are set forth in Sections 3(b)(iii) and (iv) of the Agreement) or any other special retention award) shall vest on his last day of employment in proportion to the Executive’s active service from the grant date to his Termination Date; provided, however, that the settlement of any performance stock units shall remain subject to attainment of the applicable performance targets and, with respect to any options, the Executive shall be able to exercise such options from the originally scheduled vesting date until the end of the options’ term.

Exhibit B – Page 2

EXHIBIT C

SEPARATION AGREEMENT AND RELEASE

I.    Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge PepsiCo, Inc., a North Carolina corporation (the “Company”), and its present and former subsidiaries, together with their present and former directors, officers and employees and their respective successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries or successors, predecessors or assigns, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of its obligations to the Executive (i) under that certain Retention Agreement between the undersigned and the Company, (ii) with respect to payments, rights and benefits under employee benefit plans and arrangements that have vested or accrued as of the Termination Date (as defined in such Retention Agreement) or (iii) with respect to any directors’ and officers’ indemnification or insurance arrangements. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.

The undersigned affirms that he/she has not filed, caused to be filed, or presently is a party to any Claim, complaint or action against any Release Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Release Party in any forum by the undersigned or by any agency or group.

The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of

Exhibit C – Page 1

revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

II.    Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.

III.    Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

IV.    GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

PEPSICO, INC.

By:
Name: Title:

EMPLOYEE,

Name: Date Signed:

Exhibit C – Page 2